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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                             PARLUX FRAGRANCES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    701645103
                                 (CUSIP Number)

                              John F. Ballard, Esq.
                     Buckingham, Doolittle & Burroughs, LLP
                        One Cleveland Center - Suite 1700
                                 1375 E. 9th St.
                               Cleveland, OH 44114
                                 (216) 615-7323
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                February 21, 2003
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13D

CUSIP No.   701645103                          Page     2    of     3   Pages
                                                    ---------   --------


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1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         North Shore Associates, L.P.   (TIN:   11-3090062 )

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]    (b) [ ]


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3        SEC USE ONLY


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4        SOURCE OF FUNDS*

         Not Applicable

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5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                    [ ]


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6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

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                                            7      SOLE VOTING POWER
                  NUMBER OF                          None (See Item 5)
                                            -----------------------------------
                   SHARES                   8      SHARED VOTING POWER
                BENEFICIALLY
                  OWNED BY
                                            -----------------------------------
                   EACH                     9      SOLE DISPOSITIVE POWER
                 REPORTING

                   PERSON                   None   (See Item 5)
                                            -----------------------------------
                   WITH                     10     SHARED DISPOSITIVE POWER

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                                      2

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11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None  (See Item 5)


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12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                              [ ]

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13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.0%

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14       TYPE OF REPORTING PERSON*

         PN

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           *SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF
           THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS)
                 OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This statement on Schedule 13D is hereby amended as follows:

Item 4. Purpose of the Transaction

         North Shore disposed of all of its Shares of the Issuer on February 21, 2003 in open market transactions.

Item 5. Interest in Securities of the Issuer

         North Shore disposed of all of its Shares of the Issuer on February 21, 2003 in open market transactions.

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 4 to Schedule 13D is true, complete and correct.

February 27, 2003              NORTH SHORE ASSOCIATES, L.P.
                               By:  NSA MANAGEMENT, L.P., General Partner
                               By:  NORTH COUNTRY CAPITAL CORP., General Partner
                                    By:  /s/ Robert H. Siegler
                                    --------------------------------------
                                    Robert H. Siegler, President


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